State of Delaware
Secretary of State
Division of Corporations
Delivered 04:20 PM 09/29/2008
FILED 01:23 PM 09/29/2008
SRV 080994816 - 4593269 FILE

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CARBON 6 12 CORPORATION

Under Section 242 of the Delaware General Corporation Law

Carbon 6 12 Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the corporation is Carbon 6 12 Corporation.

2. The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FIRST thereof in its entirety to read as follows:

   FIRST: The name of this Corporation is Carbon 612 Corporation.

3. The amendments to the Certificate of Incorporation of the Corporation herein certified have been declared advisable by the Board of Directors of the Corporation and were duly adopted by the Board of Directors in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the "DGCL") and such amendments were duly adopted by the sole stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

IN WITNESS WHEREOF, said Carbon 6 12 Corporation has caused this Certificate to be signed by Ezra Green, its President and Chief Executive Officer, this 23rd day of September, 2008.

CARBON 6 12 CORPORATION

By: /s/ Ezra Green
Name: Ezra Green
Title: President and Chief Executive Officer